Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London W1J 5BQ www.enscoplc.com	Press Release

Ensco Commences Offering of Senior Notes

LONDON — 10 JANUARY 2018 — Ensco plc (NYSE:ESV) announced today that it has commenced an underwritten offering of Senior Notes due 2026 (the “2026 Notes”).

Concurrent with the notes offering, Ensco is conducting offers to purchase for cash up to $492,500,000 aggregate purchase price (exclusive of accrued interest) of (i) the outstanding 8.50% Senior Notes due 2019 issued by Pride International, Inc., a wholly owned subsidiary of Ensco (“Pride”), (ii) the outstanding 6.875% Senior Notes due 2020 issued by Pride and (iii) the outstanding 4.70% Senior Notes due 2021 issued by Ensco.  The terms and conditions of the tender offers are described in an Offer to Purchase dated January 10, 2018 (the “Offer to Purchase”).  Ensco intends to use the net proceeds from the notes offering to fund the purchase price, which includes any applicable tender premium, payable with respect to the repurchase notes in the tender offers, as well as for general corporate purposes.

Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as global coordinators and bookrunners in connection with the offering.  The preliminary prospectus supplement and related prospectus for this offering may be obtained on the Securities and Exchange Commission’s website at www.sec.gov or, upon request, from any of the representatives of the underwriters:

Deutsche Bank Securities Inc.	Citigroup Global Markets Inc.
Attention: Prospectus Group	c/o Broadridge Financial Solutions
60 Wall Street	1155 Long Island Avenue
New York, NY 10005	Edgewood, NY 11717
Email: Prospectus.cpdg@db.com	Email: prospectus@citi.com
Telephone: 1-800-503-4611	Telephone: 1-800-831-9146

This press release is not an offer to sell or the solicitation of an offer to buy the 2026 Notes, nor shall there be any sale of the 2026 Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The 2026 Notes will be offered only by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933.  The offering of the 2026 Notes is being made pursuant to an effective shelf registration statement and prospectus filed by Ensco with the SEC.  The tender offers are being made pursuant to the Offer to Purchase, and this press release is not an offer to purchase with respect to any of the outstanding notes subject to the tender offers.  There can be no assurance that Ensco will consummate the tender offers.

Ensco plc (NYSE: ESV) is a global provider of offshore drilling services to the petroleum industry.  Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ.

Ensco plc

Investor & Media Contact:

Nick Georgas, 713-430-4607

Director - Investor Relations and Communications